Exhibit 99.1

BGC ANNOUNCES THE EXPIRATION OF THE TENDER OFFER FOR ANY AND ALL OF ITS $300 MILLION OUTSTANDING 5.125% SENIOR NOTES DUE 2021

NEW YORK, NY – August 12, 2020 – BGC Partners, Inc. (NASDAQ: BGCP) (“BGC”) today announced that its previously announced cash tender offer (the “Offer”) to purchase any and all of its 5.125% Senior Notes due 2021 (the “Notes”) expired at 5:00 p.m., New York City time, on August 11, 2020 (the “Expiration Time”). As of the Expiration Time, $43,968,000 aggregate principal amount of the Notes (14.66%) were validly tendered. BGC expects to accept for payment all Notes validly tendered and not validly withdrawn in the Offer and expects to make payment for the Notes on August 14, 2020. Such tendering holders will receive the purchase price in the amount of $1,020.00 for each $1,000 principal amount of Notes tendered, plus accrued and unpaid interest from the last interest payment date to, but not including, August 14, 2020. Pursuant to the terms of the Offer, Notes not tendered in the Offer will remain outstanding.

Goldman Sachs & Co. LLC and Cantor Fitzgerald & Co. acted as dealer managers for the Offer. Persons with questions regarding the tender offer should contact Goldman Sachs & Co. LLC at (212) 902-6941 (collect), Cantor Fitzgerald & Co. at (212) 915-1052 (collect), or the tender agent and information agent, D.F. King & Co., Inc. at (800) 628-8510 (toll-free).

This press release does not constitute an offer to buy or a solicitation of an offer to sell any Notes. The Offer was made solely pursuant to the offer to purchase, dated August 5, 2020, and the accompanying letter of transmittal and notice of guaranteed delivery. The Offer was not made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the securities laws or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer was made on behalf of BGC by a dealer manager or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

Discussion of Forward-Looking Statements about BGC

Statements in this document regarding BGC that are not historical facts are “forward-looking statements” that involve risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements. These include statements about the effects of the COVID-19 pandemic on the Company’s business, results, financial position, liquidity and outlook, which may constitute forward-looking statements and are subject to the risk that the actual impact may differ, possibly materially, from what is currently expected. Except as required by law, BGC undertakes no obligation to update any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see BGC’s Securities and Exchange Commission filings, including, but not limited to, the risk factors and Special Note on Forward-Looking Information set forth in these filings and any updates to such risk factors and Special Note on Forward-Looking Information contained in subsequent reports on Form 10-K, Form 10-Q or Form 8-K.

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